SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REALNETWORKS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     ☑ No fee required.

     ☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5)  Total fee paid:

     ☐  Fee paid previously with preliminary materials.

     ☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (2)  Form, Schedule or Registration Statement no.:

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     (4)  Date Filed:

RealNetworks, Inc. 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121

May 7, 2004

Dear Shareholder:

      You are cordially invited to attend the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Friday, June 4, 2004 at the Edgewater Hotel, Pier 67, 2411 Alaskan Way, Seattle, Washington.

      At the Annual Meeting, the shareholders will be asked to (i) elect three directors to RealNetworks’ Board of Directors, and (ii) approve the RealNetworks, Inc. Director Compensation Stock Plan. The accompanying Notice of Annual Meeting and Proxy Statement describe the matters to be presented at the Annual Meeting.

      The Board of Directors unanimously recommends that shareholders vote “For” these two proposals.

      Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously submitted your proxy card.

      On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

ROBERT GLASER
Chief Executive Officer and
Chairman of the Board

REALNETWORKS, INC.

2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 4, 2004

To the Shareholders of RealNetworks, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Friday, June 4, 2004, at 2:00 p.m., local time, at the Edgewater Hotel, Pier 67, 2411 Alaskan Way, Seattle, Washington for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect three Class 1 directors to serve until the 2007 Annual Meeting of Shareholders, or until such directors’ earlier retirement, resignation or removal, or the election of their successors;

2.	To approve the RealNetworks, Inc. Director Compensation Stock Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      Only holders of record of RealNetworks’ Common Stock at the close of business on April 8, 2004 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement of the meeting. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the principal executive offices of RealNetworks, Inc. located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

BY ORDER OF THE BOARD OF DIRECTORS

ROBERT KIMBALL
Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary

Seattle, Washington

May 7, 2004

YOUR VOTE IS IMPORTANT!

     All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A postage-prepaid envelope is also enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

REALNETWORKS, INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 4, 2004

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RealNetworks, Inc., a Washington corporation (“RealNetworks” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Friday, June 4, 2004 at the Edgewater Hotel, Pier 67, 2411 Alaskan Way, Seattle, Washington, and at any adjournment or postponement of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, a proxy card and RealNetworks’ Annual Report on Form 10-K (the “Annual Report”), which includes financial statements for its fiscal year ended December 31, 2003, are being sent to all shareholders of record as of the close of business on April 8, 2004, and are being mailed to the shareholders of RealNetworks on or about May 7, 2004. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Quorum and Voting Rights

      At the close of business on April 8, 2004, there were 168,843,727 shares of RealNetworks’ common stock, par value $0.001 per share (the “Common Stock”), outstanding. Only holders of record of the shares of Common Stock outstanding at such time will be entitled to notice of and to vote at the Annual Meeting. The presence at the Annual Meeting of at least a majority of such shares, either in person or by proxy, shall constitute a quorum for the transaction of business. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present. Broker non-votes occur when an intermediary, such as a broker or other financial institution, returns a proxy but does not have the authorization from the beneficial owner to vote the beneficial owner’s shares on a particular proposal because the nominee did not receive voting instructions from the beneficial owner. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the Annual Meeting in person.

      The manner in which your shares may be voted by proxy depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, Mellon Investor Services LLC, a proxy card for voting those shares is included with this proxy statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope. Alternatively, by following the instructions on your proxy card, you may vote those shares either via the Internet at www.eproxy.com/rnwk or by telephone by calling 1-800-435-6710. We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting. You may change or revoke your proxy at the Annual Meeting even if you have already voted.

      If you own shares through a bank or brokerage firm account, you may instead receive a voting instruction form with this proxy statement, which you may use to instruct how your shares should be voted. Just as with a proxy, you may vote those shares by completing, signing and returning the voting instruction form in the enclosed envelope. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the toll-free number on your voting instruction form.

      When your proxy card or voting instruction form is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or voting instruction form. The proposals are identified by number and a general description on the proxy card or voting instruction form. Please review the voting instructions on the proxy card and read the text of the proposals and the recommendations of the Board of Directors in this Proxy Statement prior to marking your vote.

      If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. For the reasons stated in more detail later in this Proxy Statement, the Board of Directors recommends a vote FOR the three individuals nominated to serve as directors and FOR the adoption of the RealNetworks Director Compensation Stock Plan. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on those other matters in their discretion.

      On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. Under Washington law and RealNetworks’ Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast for any other nominee for that position, and (b) the proposal to approve the RealNetworks Director Compensation Stock Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

      Shareholders may abstain from voting on the nominees for director and the proposal to approve the RealNetworks Director Compensation Stock Plan. Abstention from voting on either of these matters will have no effect, since approval of each matter is based solely on the number of votes actually cast.

      Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customers’ shares in the election of directors. The failure of a brokerage firm or other intermediary to vote its customers’ shares on the proposal for the election of directors will have no effect since the approval of this proposal is based solely on the number of votes actually cast.

Revocability of Proxies

      If you execute a proxy, you may revoke it by taking one of the following three actions:

•	by giving written notice of the revocation to the Corporate Secretary of RealNetworks at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting;

•	by executing a proxy with a later date and delivering it to the Corporate Secretary of RealNetworks at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting; or

•	by personally attending and voting at the meeting.

Solicitation of Proxies

      RealNetworks will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of employees of RealNetworks may solicit proxies on behalf of the Board of Directors in person or by telephone. RealNetworks will reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Common Stock.

Shareholder Proposals for 2005 Annual Meeting

      An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with RealNetworks’ 2005 Annual Meeting of Shareholders must deliver a copy of the proposal to the Corporate Secretary of RealNetworks, at the principal executive offices of RealNetworks, no later than January 8, 2005. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

      A shareholder of record who intends to submit a proposal at the 2005 Annual Meeting that is not eligible for inclusion in RealNetworks’ Proxy Statement must provide written notice to RealNetworks, addressed to the Corporate Secretary (or to the Nominating and Corporate Governance Committee of the Board of Directors, Attn: Mr. Bleier, Chairman, if the proposal relates to the nomination of one or more directors) at the principal executive offices of RealNetworks, not later than January 8, 2005. The notice must satisfy certain requirements specified in RealNetworks’ Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks.

Shareholder Communication with the Board of Directors

      Shareholders who wish to communicate with the Company’s Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is a shareholder of the Company. All such communications will be reviewed by the Company’s General Counsel and Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by the Company’s Board of Directors or by any individual Director. Communications that (i) do not relate to the Company’s business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon the Company’s Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information will not be forwarded to Board members.

PROPOSAL 1 — ELECTION OF DIRECTORS

      At the Annual Meeting, three Class 1 directors are to be elected to serve until the 2007 Annual Meeting of Shareholders or until their earlier retirement, resignation, removal, or the election of their successors. Eric Benhamou, Edward Bleier and Kalpana Raina are nominees who currently serve as Class 1 directors of RealNetworks and have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors and recommended by the Board of Directors for election or re-election, as the case may be, at the Annual Meeting. Mr. Benhamou was recommended to join our Board of Directors by one of our independent Board members and was appointed as a Class 1 director on October 30, 2003. As a result of Mr. Benhamou’s recent appointment, he is subject to election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Messrs. Benhamou and Bleier and Ms. Raina to the Board of Directors, except where authority to so vote is withheld. The nominees have consented to serve as directors of RealNetworks if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

Nominees for Class 1 Directors

      Eric A. Benhamou has been a director of RealNetworks since October 2003. Mr. Benhamou is the Chairman of the Board of Directors of 3Com Corporation, palmOne, Inc., PalmSource, Inc. and Cypress

Semiconductor Corporation. He served as Chief Executive Officer of 3Com from 1990 until the end of 2000. Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was vice president of engineering until its merger with 3Com in 1987. He serves on the board of directors of several privately held companies, and is a director of the New America Foundation, a Washington, D.C.-based think tank. Mr. Benhamou is a member of the executive committee of TechNet and of the Computer Science and Technology Board. He serves as vice chairman of ISRAEL21c, a non-profit organization, and as chairman of the Israel Venture Network, a venture philanthropy organization. In 2003, Mr. Benhamou was appointed to the Joint High Level Advisory Panel of the U.S.-Israel Science and Technology Commission by the U.S. Secretary of Commerce. Mr. Benhamou holds a Master of Science degree from Stanford University School of Engineering. Age 48.

      Edward Bleier has been a director of RealNetworks since April 1999. He retired from Warner Bros. in January 2004 where he had previously served as President of Pay-TV, Cable and Networks Features. Over 34 years with Warner Bros., he was involved in the development of home video, video-on-demand, pay-TV, and cable systems and networks, with ongoing responsibilities for programming, animation, sports, and the distribution of movies and television programs. Mr. Bleier previously served as a Vice President of ABC-TV, at various times overseeing sales, daytime and children’s programming, marketing and planning. Mr. Bleier chairs the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and the Martha Graham Dance Center, and is a member of the Council on Foreign Relations. Mr. Bleier holds a Bachelor of Science Degree from Syracuse University and served in the U.S. Army, specializing in public information. Age 74.

      Kalpana Raina has been a director of RealNetworks since December 2001. Ms. Raina serves as an Executive Vice President at The Bank of New York. The Bank of New York, a financial holding company, provides a complete range of banking and other financial services to corporations and individuals worldwide. Currently, Ms. Raina is in charge of new business development in India. Prior to this, Ms. Raina had responsibility for the Media & Telecommunications, Healthcare, Retailing and the Western Division. Prior to her appointment as Executive Vice President in 1998, Ms. Raina served as Senior Vice President from August 1995 to December 1998, as Vice President from August 1992 to August 1995, as Assistant Vice President from November 1989 to August 1992 and as Assistant Treasurer from November 1988 to November 1989. Prior to joining The Bank of New York, Ms. Raina was employed in the Media Division of Manufacturers Hanover Trust Company. Ms. Raina serves on the Board of the Center for Communications and ADITI: Foundation for the Arts in New York City. Ms. Raina holds a B.A. Honors degree from Panjab University, India and an M.A. degree in English Literature from McMaster University. Age 48.

Director Independence

      The Board has determined that (i) all the director nominees are independent under the NASDAQ listing standards and (ii) except for Mr.Glaser, all directors not standing for election at the 2004 Annual Meeting are independent under the NASDAQ listing standards.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

      The business of RealNetworks is managed under the direction of a Board of Directors, which is divided into three classes, each class as nearly equal in number of directors as possible. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

      The Board of Directors has determined that the Board of Directors shall be composed of seven directors. Edward Bleier and Kalpana Raina are Class 1 directors whose terms expire at the Annual Meeting, and Eric Benhamou is a Class 1 director who is subject to election at the Annual Meeting due to his appointment to the Board of Directors on October 30, 2003. James Breyer and Jonathan Klein are Class 2 directors, whose terms expire at the annual shareholders meeting in 2005. Robert Glaser and Jeremy Jaech are Class 3 directors, whose terms expire at the annual shareholders meeting in 2006. Commencing with the Annual Meeting, the newly elected Class 1 directors shall serve for a term ending at the third annual shareholders meeting following the election of such director. Proxies may not be voted for a greater number of persons than the number of nominees named.

Identification, Evaluation and Qualification of Director Nominees

      All Board members are responsible for identifying and submitting candidates for consideration as directors. Each candidate must be presented to the Nominating and Corporate Governance Committee (the “Committee”) with a reasonably detailed statement of their qualifications for serving as a director of RealNetworks. The Committee and the Company’s Chief Executive Officer will interview and evaluate candidates that meet the criteria for serving as directors, and the Committee will select nominees that best suit the Board’s needs for recommendation to the full Board.

      Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to the Company’s existing board composition at the time of any vacancy. All Directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to the Company. Relevant qualifications for the Company’s Directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to the Company’s current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long term value to the Company’s shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

      The Committee will evaluate potential nominees by reviewing qualifications and references, conducting interviews and reviewing such other information as committee members may deem relevant. The Company has not employed consultants to assist in identifying or screening prospective directors in the past, however, the Committee may retain a search firm for this purpose in the future. Once the Committee has approved a candidate, the candidate will be referred to the full Board for review. The Board ultimately makes all nominations for directors to be considered and voted upon at the Company’s annual meetings of shareholders.

Shareholder Nominations and Recommendations for Director Candidates

     Shareholder Nominations for Director

      Shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give timely notice of the proposal to nominate such candidate(s) in writing to the Corporate Secretary of RealNetworks not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice with a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must satisfy certain requirements specified in RealNetworks’ Bylaws, a copy of which will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks.

     Shareholder Recommendations for Director

      In addition to the general nomination rights of shareholders, the Committee will consider Board candidates recommended by qualified shareholders. Shareholders who wish to recommend candidates to serve on the Board of Directors must have continuously held at least 2% of the Company’s outstanding securities for at least twelve (12) months prior to the date of the submission of the recommendation (a “Qualified Shareholder”).

      A Qualified Shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below (the “Notice”). The Notice must be received by the Committee not less than 120 days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. Where the Company changes its annual meeting date by more than 30 days from year to year, the Notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

      Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

      The Notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the Qualified Shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of the Company’s stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•	all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the regulations promulgated thereunder; and

•	information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in this Policy.

      The Notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

      The Notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

Continuing Directors — Not Standing for Election This Year

      The following individuals are Class 2 directors:

      Jonathan D. Klein has been a director of RealNetworks since January 2003. Mr. Klein is a co-founder of Getty Images, Inc., a leading provider of imagery and related products and services, where he has served as Chief Executive Officer and a director since February 1998. Mr. Klein served as Chief Executive Officer and as a director of Getty Communications Limited, the predecessor to Getty Images, Inc., from April 1996 to February 1998. From March 1995 to April 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Prior to founding Getty Images, Mr. Klein served as a director of London-based investment bank Hambros Bank Limited, where he led the bank’s media industry group. Mr. Klein serves on the boards of Getty Investments L.L.C., Getty Images, Inc. and A Contemporary Theatre in Seattle, Washington. Mr. Klein holds a Master’s Degree from Cambridge University. Age 43.

      James Breyer has been a director of RealNetworks since October 1995. Mr. Breyer has served as a General Partner of Accel Partners in Palo Alto, California since 1990. At Accel Partners, Mr. Breyer has sponsored investments in over 25 companies that have completed public offerings or successful mergers. Mr. Breyer is currently a director of Wal-Mart Stores, Inc. and several private companies. Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar. Age 42.

      The following individuals are Class 3 directors:

      Robert Glaser has served as Chairman of the Board and Chief Executive Officer of RealNetworks since its inception in February 1994. Mr. Glaser served as Secretary of RealNetworks from March 1995 to April 1998 and as Treasurer from February 1994 to April 2000. Mr. Glaser also serves as RealNetworks’ Policy Ombudsman, with the exclusive authority to adopt or change the editorial policies of RealNetworks as reflected on its Web sites or other communications or media in which it has a significant editorial or media voice. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University. Age 42.

      Jeremy Jaech has been a director of RealNetworks since July 2002. Mr. Jaech was a co-founder of Visio Corporation, a developer of business drawing and diagramming software, and served as its President, Chief Executive Officer and Chairman of the Board from 1990 until its acquisition by Microsoft Corporation in 2000. Mr. Jaech served as Vice President of the Business Tools Division of Microsoft Corporation from January 2000 until June 2000. Prior to founding Visio Corporation, Mr. Jaech co-founded Aldus Corporation, a software development company, where he was the technical leader for the original development of PageMaker from April 1984 to July 1985. Mr. Jaech managed Aldus’ product development as Vice President of Engineering from July 1985 to March 1989. Prior to founding Aldus Corporation, Mr. Jaech held various positions with Battelle’s Pacific Northwest Laboratories and The Boeing Company. Mr. Jaech also serves on the Board of Directors of Alibre Incorporated, a private company. Mr. Jaech holds a B.A in Mathematics and an M.S. in Computer Science from the University of Washington. Age 49.

Meetings of the Board

      The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met nine times during RealNetworks’ fiscal year ended December 31, 2003 and took action by unanimous written consent on three other occasions. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he or she was a member during that fiscal year.

Committees of the Board

      Committees of the Board consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Transactions Committee. All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are “independent” as defined in the rules of the National Association of Securities Dealers, Inc.

      Audit Committee. The Audit Committee, currently composed of Messrs. Benhamou, Jaech and Klein and Ms. Raina, reviews RealNetworks’ internal accounting procedures and consults with and reviews the services provided by its independent auditors. Prior to April 21, 2003, the Audit Committee was composed of

Messrs. Bleier and Jaech and Ms. Raina, and between April 21, 2003 and October 30, 2003, the Audit Committee consisted of Messrs. Bleier, Jaech and Klein and Ms. Raina. The Board has designated Mr. Klein as the Audit Committee Financial Expert, as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. The Audit Committee met eight times during the fiscal year ended December 31, 2003 and took action by unanimous written consent on one other occasion.

      Compensation Committee. The Compensation Committee, currently composed of Messrs. Bleier, Breyer and Jaech, reviews and recommends to the Board the compensation and benefits to be provided to the executive officers of RealNetworks and reviews general policy matters relating to employee compensation and benefits. Prior to July 18, 2003, the Compensation Committee was composed of Messrs. Bleier and Breyer. The Compensation Committee met five times during the fiscal year ended December 31, 2003 and took action by unanimous written consent on six other occasions.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently composed of Messrs. Bleier and Breyer and Ms. Raina. The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to the Company. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2003 and took action by unanimous written consent on one other occasion.

      The Company’s Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, each as adopted by the Board of Directors, are posted on our Web site at www.realnetworks.com/company/investor under the caption “Corporate Governance.”

      Strategic Transactions Committee. The approval of the Strategic Transactions Committee, which is currently composed of Messrs. Glaser, Breyer and Jaech, is required before the Board of Directors may:

•	adopt a plan of merger,

•	authorize the sale, lease, exchange or mortgage of (A) assets representing more than 50% of the book value of RealNetworks’ assets prior to the transaction or (B) any other asset or assets on which the long-term business strategy of RealNetworks is substantially dependent,

•	authorize RealNetworks’ voluntary dissolution, or

•	take any action that has the effect of the foregoing clauses.

      The Strategic Transactions Committee took action by unanimous written consent on one occasion during the fiscal year ended December 31, 2003.

Compensation of Directors

      Each director who is not an employee of the Company (an “Outside Director”) is paid $5,000 per quarter for his or her services as a director. Outside Directors are also paid (i) $1,000 for participation in each meeting of the Board that exceeds four hours in length, (ii) $500 for participation in each Board meeting that does not exceed four hours in length, (iii) $500 for each committee meeting that does not occur on the same day as a Board meeting, and (iv) $1,250 per quarter for serving as chairperson of the Audit Committee, $750 per quarter for serving as chairperson of the Compensation Committee and $375 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. Directors are also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

      Outside Directors also receive stock options under the RealNetworks 2002 Director Stock Option Plan (the “2002 Director Plan”). The 2002 Director Plan provides for the automatic grant of nonqualified stock options to purchase 65,000 shares of the Company’s Common Stock to each Outside Director on the date that he or she is first appointed or elected as an Outside Director. The 2002 Director Plan also provides for an automatic grant of an option to purchase 35,000 shares of the Company’s Common Stock to each Outside

Director three business days following the date of each annual meeting of shareholders, provided that he or she has served as an Outside Director for the preceding twelve months.

      Each option granted under the 2002 Director Plan has a maximum term of ten years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. With respect to the options to purchase 65,000 shares granted to an Outside Director at the time he or she is first appointed or elected to the Board of Directors, 45,000 shares will become exercisable on the first anniversary of the applicable grant date, 10,000 shares will become exercisable on the second anniversary of the applicable grant date and the remaining 10,000 shares will become exercisable on the third anniversary of the applicable grant date, if the recipient continues to serve as a director on such dates. With respect to the options to purchase 35,000 shares granted to an Outside Director three business days following each annual meeting of shareholders, 100% of the shares subject to such options will vest on the first anniversary of the applicable grant date. If an optionee’s service on the Board of Directors is terminated due to his or her death, his or her outstanding options will immediately vest in full.

      On June 6, 2003, Messrs. Bleier and Breyer and Ms. Raina were each granted an option to purchase 35,000 shares of Common Stock at an exercise price of $8.05 per share, and 100% of the shares subject to such options will vest on the first anniversary of the grant date. On January 23, 2003, Mr. Klein was granted options to purchase 65,000 shares of Common Stock under the 2002 Director Plan at an exercise price of $3.69 per share. On October 30, 2003, Mr. Benhamou was granted options to purchase 65,000 shares of Common Stock under the 2002 Director Plan at an exercise price of $6.65 per share. With respect to the options granted to Messrs. Klein and Behnamou in 2003, 45,000 shares will become exercisable on the first anniversary of the grant date, 10,000 shares will become exercisable on the second anniversary of the grant date and the remaining 10,000 shares will become exercisable on the third anniversary of the grant date, if Messrs. Klein and Benhamou continue to serve as directors on such dates. Outside Directors are also eligible for discretionary awards under the Company’s 1996 Stock Option Plan, as amended and restated. As of the date of this Proxy Statement, options for the purchase of an aggregate of 445,000 shares of Common Stock have been granted to currently serving Outside Directors under the 1996 Stock Option Plan, as amended and restated.

Policy Regarding Director Attendance at Annual Meetings of the Shareholders

      It is the policy of RealNetworks that at least one member of its Board of Directors will attend each Annual Meeting of Shareholders, and all Directors are encouraged to attend such meetings. The Company will reimburse Directors for reasonable expenses incurred in attending Annual Meetings of Shareholders.

      One Director attended the Annual Meeting of Shareholders held on June 3, 2003.

Code of Business Conduct and Ethics

      The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, officers and directors. The Company’s Code of Business Conduct and Ethics is publicly available on its website (www.realnetworks.com/company/investor), or can be obtained without charge by written request to the Company’s Corporate Secretary at the address of the Company’s principal executive office. If the Company makes any substantive amendments to this Code of Business Conduct and Ethics, or if the Audit Committee grants any waiver, including any implicit waiver, from a provision of this Code of Business Conduct and Ethics to the Company’s principal executive officer, principal financial officer, principal accounting officer or other persons serving in a similar capacity, the Company will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a report on Form 8-K.

Contractual Arrangements

      Under a voting agreement (the “Voting Agreement”) entered into in September 1997 among RealNetworks, Accel IV, L.P. (“Accel IV”), Mitchell Kapor, Bruce Jacobsen and Robert Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of RealNetworks owned by them to elect Mr. Glaser to the Board of Directors of RealNetworks in each election in which he is a nominee. The obligations under the Voting Agreement terminate with respect to shares transferred by the parties to the Voting Agreement when such shares are transferred. The Voting Agreement terminates on the death of Mr. Glaser.

      Pursuant to the terms of an agreement entered into in September 1997 among RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of Common Stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Ownership Information

      The following table sets forth, as of April 8, 2004, information regarding beneficial ownership of the Common Stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director, (c) the Chief Executive Officer and RealNetworks’ four most highly compensated executive officers other than the Chief Executive Officer for the fiscal year ended December 31, 2003 and (d) all of RealNetworks’ executive officers and directors as a group. The individuals referred to in (c) above are referred to throughout this Proxy Statement as the Named Executive Officers. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

	Number of
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned(1)	Outstanding

Robert Glaser(2)	53,515,539	31.7%
c/o RealNetworks, Inc. 2601 Elliott Avenue Suite 1000 Seattle, WA 98121
Entities deemed to be affiliated with Citigroup Inc.(3)	18,492,512	11.0
399 Park Avenue New York, NY 10043
Eric A. Benhamou	0	*
Edward Bleier(4)	266,667	*
James W. Breyer(5)	615,288	*
Jeremy Jaech(6)	45,000	*
Jonathan D. Klein(7)	45,000	*
Kalpana Raina(8)	90,000	*
Lawrence Jacobson(9)	745,883	*
Kelly Jo MacArthur(10)	1,003,880	*
Martin Plaehn(11)	479,000	*
Carla Stratfold(12)	152,886	*
All directors and executive officers as a group (14 persons)(13)	57,647,377	33.4%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “SEC”) and includes shares over which the beneficial owner exercises voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 8, 2004 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the Company believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 2,107,545 shares of Common Stock owned by the Glaser Progress Foundation. Mr. Glaser disclaims beneficial ownership of these shares.

(3)	Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2004, Citigroup Inc. reported that as of December 31, 2003, it and certain related entities had shared voting and dispositive power over 18,492,512 shares of Common Stock and that its address is 399 Park Avenue, New York, NY 10043.

(4)	Includes 256,667 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(5)	Includes 196,667 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(6)	Includes 45,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(7)	Includes 45,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(8)	Includes 90,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(9)	Includes 742,863 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(10)	Includes 963,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(11)	Includes 479,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(12)	Includes 145,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

(13)	Includes an aggregate of 3,547,730 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 8, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish RealNetworks with copies of all such reports they file. Specific due dates have been established by the SEC, and RealNetworks is required to disclose in this Proxy Statement any failure to file by those dates.

      Based solely on its review of the copies of such reports received by RealNetworks, and on written representations by the executive officers and directors of RealNetworks regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, RealNetworks believes that, with respect to its fiscal year ended December 31, 2003, all of the executive officers and directors of RealNetworks, and all of the persons known to RealNetworks to own more than ten percent of the Common Stock, complied with all such reporting requirements.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended December 31, 2003, RealNetworks’ Compensation Committee was composed of Messrs. Bleier and Breyer, and as of July 18, 2003, Mr. Jaech. No executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation

Committee. In addition, no interlocking relationship existed between any member of RealNetworks’ Compensation Committee and any member of the compensation committee of any other company.

Certain Relationships and Related Transactions

      MusicNet, Inc., a Delaware corporation (“MusicNet”), is a joint venture among RealNetworks and several media companies to create a platform for online music subscription services. Robert Glaser, the Chairman and Chief Executive Officer of RealNetworks, was the Chairman and a member of the Board of Directors of MusicNet until March 14, 2003. Mr. Glaser received no cash or equity remuneration for his services as Chairman and Director of MusicNet. In 2003, RealNetworks recognized approximately $1.1 million of revenue related to agreements with MusicNet pursuant to the terms of license and service agreements with MusicNet and paid approximately $0.7 million to MusicNet for services and royalties. In addition, in 2003, MusicNet reimbursed RealNetworks approximately $0.8 million for office space subleased from RealNetworks.

Change-in-Control Arrangements

      Under RealNetworks’ 1995 Stock Option Plan, 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Plan, as any of such plans have been amended and restated (the “Plans”), each outstanding option issued under the Plans will become exercisable in full in respect of the aggregate number of shares covered thereby, notwithstanding any contrary vesting schedule in the option agreement evidencing the option (except to the extent the option agreement expressly provides otherwise), in the event of:

•	any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation;

•	any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

•	any liquidation or dissolution of RealNetworks;

•	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RealNetworks; or

•	any transaction (or series of related transactions), consummated without the approval or recommendation of the Board of Directors, in which (i) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) becomes the direct or indirect beneficial owner of securities of RealNetworks representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

      In addition, if within a 12 month period following a Change of Control (as defined below) the employment of Ms. MacArthur, RealNetworks’ Senior Vice President and Chief of Staff, is (i) terminated by RealNetworks or its successor in interest other than for Cause (as defined below), or (ii) terminated by Ms. MacArthur for Good Reason (as defined below), then 50% of the options for the purchase of an aggregate of 450,000 shares of RealNetworks Common Stock granted to Ms. MacArthur on October 12, 2001 that are unvested as of the date her employment terminates shall become immediately vested and exercisable by Ms. MacArthur.

      For purposes of the arrangements involving Ms. MacArthur, the following terms have the following definitions:

•	“Cause” means the termination of employment due to fraud, misappropriation or embezzlement on the part of Ms. MacArthur that results in material loss, damage or injury to RealNetworks or its successor in interest, or the conviction of a felony involving moral turpitude.

•	“Good Reason” means a reduction in compensation, a relocation of Ms. MacArthur’s principal work site to a location more than 30 miles from his or her pre-Change of Control work site, or a material reduction in responsibilities or authority as in effect before the Change of Control.

•	“Change in Control” of RealNetworks means (a) any consolidation, merger or recapitalization, the effect of which is a material change to the capital structure of RealNetworks, other than such a transaction in which the holders of the outstanding shares of RealNetworks’ voting common stock immediately before the transaction continue to hold a majority in interest of the voting stock of the surviving corporation immediately after that transaction, (b) any sale or other transfer of substantially all of RealNetworks’ assets or voting stock, (c) the adoption of any plan or proposal for liquidation or dissolution of RealNetworks or (d) the consummation of any other transaction, the effect of which is to cause any person not with power to direct or cause direction of the management or policies of RealNetworks prior thereto to gain such power.

COMPENSATION AND BENEFITS

Executive Officer Compensation

      Compensation Summary. The following table sets forth information regarding compensation earned during RealNetworks’ fiscal year ended December 31, 2003, and during the preceding two fiscal years, by the Named Executive Officers.

Summary Compensation Table

				Long-Term
				Compensation

				Securities
		Annual Compensation		Underlying
	Fiscal			Stock	All Other
Name and Principal Position	Year	Salary($)(1)	Bonus ($)(2)	Options(#)	Compensation($)(3)

Robert Glaser	2003	$200,000	$0	0	$37,451
Chairman of the Board and	2002	200,000	0	0	36,275
Chief Executive Officer	2001	200,000	0	0	90
Lawrence Jacobson	2003	375,000	115,582	1,000,000	225
President	2002	350,016	277,478	250,000	225
	2001	311,649	350,000	1,000,000	1,285
Martin Plaehn	2003	252,452	31,583	300,000	135
Executive Vice President	2002	175,000	0	50,000	105
Products and Services	2001	175,000	0	505,000	90
Kelly Jo MacArthur	2003	224,293	47,425	100,000	150
Senior Vice President and	2002	225,000	163,625	75,000	135
Chief of Staff	2001	175,000	0	450,000	90
Carla Stratfold	2003	210,000	166,815	100,000	7,356
Senior Vice President,	2002	210,000	140,460	50,000	126
North American Sales	2001	140,808	87,115	175,000	60

(1)	Amount shown for 2001 for Mr. Jacobson represents base salary earned after he commenced employment with RealNetworks on February 12, 2001. Amount shown for 2001 for Ms. Stratfold represents base salary earned after she commenced employment with RealNetworks on April 13, 2001.

(2)	Amount shown for Mr. Jacobson for 2003 represents incentive compensation earned in 2003 in the amount of $86,541 and paid in 2004, and incentive compensation earned and paid in 2003 in the amount of $29,041. Amount shown for Mr. Plaehn for 2003 represents incentive compensation earned in 2003 in the amount of $20,700 and paid in 2004, and incentive compensation earned and paid in 2003 in the amount of $10,833. Amount shown for Ms. MacArthur for 2003 represents incentive compensation earned in 2003 in the amount of $30,000 and paid in 2004, and incentive compensation earned and paid in 2003 in the amount of $17,425. Amount shown for Ms. Stratfold for 2003 represents incentive compensation earned in 2003 in the amount of $8,625 and paid in 2004, sales commissions earned in 2003 and paid in 2004 in the amount of $12,520, sales commissions earned and paid in 2003 in the amount of $70,670, and a relocation bonus in the amount of $75,000. Amount shown for Mr. Jacobson for 2002 represents an anniversary bonus in the amount of $100,000 and incentive compensation earned in 2002 in the amount of $177,478 and paid in 2003. Amount shown for Ms. MacArthur for 2002 represents incentive compensation earned in 2001 in the amount of $100,000 and paid in 2002, incentive compensation earned in 2002 in the amount of $55,000 and paid in 2003, and incentive compensation earned and paid in 2002 in the amount of $8,625. Amount shown for Ms. Stratfold for 2002 represents an anniversary bonus in the amount of $25,000, incentive compensation earned in 2002 in the amount of $10,000 and paid in 2003, sales commissions earned in 2001 in the amount of $25,120 and paid in 2002, sales commissions earned and paid in 2002 in the amount of $64,300, and sales commissions earned in 2002 in the amount of $16,040 and paid in 2003. Amount shown for Mr. Jacobson for 2001 represents incentive compensation earned in 2001 in the amount of $350,000 and paid in 2002 Amount shown for

2001 for Ms. Stratfold represents a signing bonus paid in the amount of $50,000 and sales commissions earned and paid in 2001 in the amount of $37,115.

(3)	Amounts shown for 2002 and 2003 for Mr. Glaser represent costs associated with the occupancy of office space in the Company’s headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and Mr. Glaser’s personal assistant in the aggregate amount of $36,155 and $37,331, respectively, and life insurance premiums paid by RealNetworks for the benefit of Mr. Glaser in the amount of $120 for each of 2002 and 2003. Amounts shown for 2003 for the Named Executive Officers other than Mr. Glaser represent reimbursed relocation expenses for Ms. Stratfold in the amount of $7,230 and life insurance premiums paid by RealNetworks for the benefit of Mr. Jacobson, Mr. Plaehn, Ms. MacArthur and Ms. Stratfold in the amount of $225, $135, $150 and $126, respectively. Amounts shown for 2002 for the Named Executive Officers other than Mr. Glaser represent life insurance premiums paid by RealNetworks for the benefit of Mr. Jacobson, Mr. Plaehn, Ms. MacArthur and Ms. Stratfold in the amount of $225, $105, $135 and $126, respectively. Amounts shown for 2001 represent reimbursed relocation expenses for Mr. Jacobson in the amount of $1,210 and life insurance premiums paid by RealNetworks for the benefit of Messrs. Glaser, Jacobson and Plaehn, Ms. MacArthur and Ms. Stratfold in the amount of $90, $75, $90, $90 and $60.

      Option Grants. The following table shows information concerning stock options granted to the Named Executive Officers during RealNetworks’ fiscal year ended December 31, 2003.

Option Grants in 2003

	Individual Grants
					Potential Realizable Value at
	Number of				Assumed Annual Rates of
	Securities	Percent of Total			Stock Price Appreciation for
	Underlying	Options Granted			Option Term(1)
	Options	to Employees in	Exercise Price	Expiration
Name	Granted(#)	Fiscal Year	($ per share)	Date	5%	10%

Robert Glaser	—	—	$—	—	$—	$—
Lawrence Jacobson	1,000,000	10.8%	3.90	01/02/23	6,447,861	22,337,250
Kelly Jo MacArthur	100,000	1.1%	6.12	07/24/23	1,011,818	3,505,230
Carla Stratfold	100,000	1.1%	6.12	07/24/23	1,011,818	3,505,230
Martin Plaehn	100,000	1.1%	4.98	04/22/23	823,342	2,852,250
Martin Plaehn	200,000	2.2%	6.12	07/24/23	2,023,636	7,010,450

(1)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by the Securities and Exchange Commission. None of the assumed rates of stock price appreciation represent the Company’s estimate or projection of the future price of the Common Stock.

      Option Exercises. The following table shows information concerning stock options exercised by the Named Executive Officers during RealNetworks’ fiscal year ended December 31, 2003, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the Named Executive Officers at the end of that fiscal year.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-the-Money Options
	Shares	Value	at Fiscal Year End(#)		at Fiscal Year-End($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Glaser	0	$—	—	—	$—	$—
Lawrence Jacobson	0	—	575,004	1,674,996	404,822	1,892,677
Kelly Jo MacArthur	25,000	176,726	894,500	357,500	1,345,395	102,375
Carla Stratfold	0	—	112,500	212,500	29,250	68,250
Martin Plaehn	0	—	393,500	461,500	36,550	133,950

(1)	Represents the aggregate fair market value on the respective dates of exercise of the shares of Common Stock received on exercise of the options, less the aggregate exercise price of the options.

(2)	These values represent the number of shares subject to in-the-money options multiplied by the difference between the closing bid price of the Company’s Common Stock on December 31, 2003 ($5.71 per share) and the exercise price of the options.

Report of the Compensation Committee of the Board of Directors

Compensation Philosophy

      The Compensation Committee of the Board of Directors consists of three non-employee directors, Edward Bleier, James W. Breyer and Jeremy Jaech. The Compensation Committee works with management to establish the general compensation policies and programs for RealNetworks’ executive officers, including the determination of salaries, the establishment of bonus programs and the granting of stock options. In establishing executive compensation, the Compensation Committee is guided by the following principles:

•	the total compensation for executive officers should be sufficiently competitive with the compensation paid by high-growth companies in the software and other relevant industries for officers in comparable positions so that RealNetworks can attract and retain qualified executives;

•	individual compensation should include components that reflect the financial performance of RealNetworks, the competitive compensation of the position and the performance of the individual;

•	each executive officer will have clear goals and accountability with regard to corporate performance; and

•	pay incentives should be aligned with the long-term interests of RealNetworks’ shareholders.

      RealNetworks’ executive compensation program is designed to align executive compensation with RealNetworks’ business objectives and the executive’s individual performance, and to enable RealNetworks to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to RealNetworks’ long-term success. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value, and further believes that executive officers can best increase shareholder value by conceiving, developing and positioning the best products and services in RealNetworks’ chosen markets.

      Each executive officer’s performance for the past fiscal year and objectives for the current year are reviewed, together with the executive officer’s responsibility level and RealNetworks’ fiscal performance versus objectives for the past fiscal year and potential performance targets for the current year. When salaries, variable compensation and stock option awards are established for executive officers, the following criteria are considered:

•	the Company’s and individual’s performance during the past year and recent quarters relative to budgeted targets;

•	with respect to executive officers whose primary responsibilities are in the area of sales, the achievement of their own and their business units’ sales revenue goals relative to their budgeted targets, and RealNetworks’ financial performance during the past year and recent quarters; and

•	the salaries of executive officers in similar positions of companies of comparable size in the same geographic region and other companies within the computer software industry.

      With respect to executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer are taken into consideration when executive compensation is determined. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

      In the fiscal year ended December 31, 2003, the relationship between executive compensation and RealNetworks’ financial performance was primarily established through long-term incentives consisting of stock options. In addition, executives had a component of their cash compensation tied to RealNetworks’ overall financial performance. Executives whose primary responsibilities are in the area of sales had a significant component of their cash compensation tied to their own and their business units’ performance against sales revenue goals. The Human Resources department of RealNetworks obtains executive compensation data from salary surveys that reflect a peer group of other high technology companies, including high technology companies of similar sizes that are located in the same geographic region, and considers this data in establishing employment offers to and compensation increases for executive officers.

Components of Compensation

      The executive compensation program is designed to create a strong linkage between total rewards and performance. This linkage is achieved through the establishment and maintenance of multiple compensation elements including base salary, performance bonuses, variable cash compensation and long-term incentives (equity). These elements are addressed separately.

      Quantitative methods or mathematical formulas are not used exclusively in setting any element of compensation. In determining each component of compensation, all elements of an executive officer’s total compensation package are considered, including insurance and other benefits.

      Base Salaries. The primary role of base salary is to provide a foundation that reflects the value of each job in the marketplace. Base salaries are determined for executive officers by reviewing the salaries for comparable positions in high-growth companies in RealNetworks’ industry and geographic region, other companies which compete for comparable talent, the historical and comparative compensation levels of RealNetworks’ executives, and the executive’s individual performance in the preceding year. Base salaries are adjusted from time to time to recognize various levels of responsibility, individual performance, market conditions and internal equity issues. Each executive officer’s base salary is reviewed annually.

      RealNetworks’ Human Resources department obtains executive salary data directly from national and regional executive compensation surveys. It also utilizes the services of a consulting firm when appropriate, to provide additional relevant salary information.

      In 2003, salary increases were awarded to certain executive officers in connection with performance, promotion, and/or the assumption of additional responsibilities.

      Variable Cash Compensation. In addition to base compensation, most executives receive some kind of sign-on or relocation bonus if they must relocate to be employed by RealNetworks, determined at the commencement of their employment with RealNetworks. These bonuses generally are paid in one or two installments over the course of the executive’s first year of employment and are not performance- or objective-based.

      In 2002, RealNetworks initiated a formal Executive Management by Objective (“MBO”) program with direct financial incentives in the form of annual cash bonuses to promote the achievement of corporate and individual performance goals. This component is designed to provide rewards for short-term (quarterly to annual) tactical results. It is not automatic and is dependent on the achievement of identified goals and objectives. In 2003, the target MBO portion for most executives was approximately 30% of his or her annual base salary, with a few exceptions, most notably Mr. Jacobson’s, whose target MBO payment equals one-third of his total potential earnable bonus and the remaining two-thirds to be awarded at the Compensation Committee’s discretion. These payments may be over-achieved dependent on meeting identified goals and objectives. Notwithstanding individual executives’ performance, the Compensation Committee may in its discretion decline to distribute MBO payments if it determines that other factors do not warrant the payment of bonuses. No executive received 100% of the target MBO payment in 2003. The Company’s General Counsel and Chief Financial Officer are not eligible to participate in the MBO program due to their responsibilities for financial reporting and accountability, and therefore, they are eligible to receive bonuses only at the discretion of the Compensation Committee and the Company’s Chief Executive Officer.

      The other component of the variable cash compensation program relates to executives whose primary area of responsibility is sales. The compensation of these executives generally also includes a commission component. In 2003, RealNetworks assigned a certain percentage of its sales executives’ commission targets to the overall corporate MBO program based on RealNetworks’ overall performance against certain business objectives.

      Long-Term Incentives. In keeping with RealNetworks’ philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants comprise a component of an executive’s total compensation package. These incentives are based on strategic rather than tactical determinations and are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees.

      When stock options are granted to executive officers, the executives’ levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at similar companies in RealNetworks’ industry are considered in evaluating total compensation. The size of stock option grants is generally intended to reflect an executive’s position with RealNetworks and his or her contributions to RealNetworks, and as a result, the number of shares underlying stock option awards varies. Options generally have a five-year vesting period to encourage key employees to continue in RealNetworks’ employ. In 2003, options to purchase a total of 250,000 shares were granted to new executive officers and options to purchase a total of 1,500,000 shares were granted to existing executive officers as a group.

      Because all of the above grants were made at option prices equal to the fair market value of the Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. The use of stock options is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in RealNetworks.

Other Executive Compensation

      Subject to certain restrictions, RealNetworks provides benefits to executive officers that are also available to other Company employees, including a 401(k) plan, an employee stock purchase plan that permits employees to purchase RealNetworks stock at a discount, a transportation subsidy, medical and dental benefits, and a cafeteria plan.

Compensation of the Chief Executive Officer

      The compensation for RealNetworks’ Chief Executive Officer has remained at the same level since April 1999. In 2002 and 2003, the imputed costs associated with the occupancy of vacant office space in the Company’s headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is

Trustee, and by Mr. Glaser’s personal assistant, were reported as income to Mr. Glaser. The Compensation Committee recognizes that Mr. Glaser is the founder of RealNetworks and is also one of its largest shareholders. Because of his large share ownership, to date Mr. Glaser’s annual salary remains significantly under market and he has not received any stock option grants.

Policy With Respect to the $1 Million Deduction Limit

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The Compensation Committee intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that RealNetworks may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Conclusion

      The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and RealNetworks. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the overall future success of RealNetworks, thereby enhancing the value of RealNetworks for the shareholders’ benefit.

The Compensation Committee
of the Board of Directors

Edward Bleier
James W. Breyer
Jeremy Jaech

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table sets forth information concerning the Company’s equity compensation plans as of December 31, 2003:

			Number of Securities
		Weighted-average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under Equity
	Issued Upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options,	(excluding securities reflected
	Warrants and Rights	Warrants and Rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	34,794,250	$6.93	10,758,662
Equity compensation plans not approved by shareholders	1,849,844	$9.36	2,030,169

Total	36,644,094	$7.05	12,788,831

      Equity Compensation Plans Not Approved by Security Holders. The Board adopted the RealNetworks, Inc. 2000 Stock Option Plan (the “2000 Plan”) to enable the grant of nonqualified stock options to employees, consultants, agents, advisors and independent contractors of the Company and its subsidiaries who are not otherwise officers or directors of the Company. The 2000 Plan has not been approved by the Company’s shareholders. The Compensation Committee of the Board is the administrator of the 2000 Plan, and as such determines all matters relating to options granted under the 2000 Plan, including the selection of the recipients, the size of the grants and the conditions to vesting and exercisability.

      The Compensation Committee has delegated authority to make grants under the 2000 Plan to the Company’s Chief Executive Officer, subject to specified limitations on the terms of such grants. A maximum of 4,000,000 shares of Common Stock were reserved for issuance under the 2000 Plan.

Comparative Performance Graph

      Set forth below is a graph comparing the cumulative total return to shareholders on RealNetworks’ Common Stock with the cumulative total return of the Nasdaq Composite Index and the Dow Jones Technology Index for the period beginning on December 31, 1998 and ended on December 31, 2003.

Comparison of 5 Year Cumulative Total Return Among RealNetworks, Inc. Common

Stock, the Nasdaq Composite Index and the Dow Jones Technology Index

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1998	1999	2000	2001	2002	2003

RealNetworks, Inc.	$100	$670.7	$96.8	$66.2	$42.5	$63.7
Nasdaq Composite Index	100	192.7	125	100.2	70.5	106.6
Dow Jones Technology Index	100	183.7	115.7	82.9	50.9	76.9

      The total return on the Common Stock and each index assumes the value of each investment was $100 on December 31, 1998, and that all dividends were reinvested, although dividends have not been declared on the Common Stock. Return information is historical and not necessarily indicative of future performance.

PROPOSAL TWO — APROVAL OF DIRECTOR COMPENSATION STOCK PLAN

      Shareholders are being asked to approve the RealNetworks, Inc. Director Compensation Stock Plan (the “Director Plan”) so that RealNetworks can continue to attract and retain outstanding and highly skilled individuals to serve on its Board of Directors. The Board of Directors has approved the Director Plan, subject to approval from shareholders at the Annual Meeting. Although the Outside Directors have an interest in acquiring approval of the Director Plan because they will be the beneficiaries of the approval, the Board of Directors believes that the adoption of the Director Plan will benefit the Company because it will assist the Company in attracting and retaining highly qualified Board members and will also potentially further align the interests of directors and shareholders if Board members elect to receive their Board compensation in the form of RealNetworks Common Stock.

      In accordance with the rules of the Nasdaq Stock Market, shareholders must approve certain equity compensation plans, such as the Director Plan, pursuant to which stock may be acquired by Outside Directors.

      The Director Plan is attached as Appendix A to this Proxy Statement. The following summary of the Director Plan does not contain all of the terms and conditions of the Director Plan, and is qualified in its entirety by reference to the Director Plan. You should refer to Appendix A for a complete set of terms and conditions of the Director Plan.

Summary of the Director Compensation Stock Plan

      The following is a summary of the principal provisions of the Director Plan, and is subject to and qualified in its entirety by reference to the Director Plan. You should refer to Appendix A for a complete set of terms and conditions of the Director Plan.

      Purpose. The purpose of the Director Plan is to allow the Company’s Outside Directors to participate in the ownership of the Company through ownership of shares of the Company’s Common Stock, and to promote identification of such directors’ interests with those of the Company’s shareholders.

      Authorized Shares. The Board of Directors has reserved a total of 350,000 shares of the Company’s Common Stock for issuance under the Director Plan.

      Administration. The Director Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), on behalf of the Board of Directors. Subject to the terms of the Director Plan, the Committee has the sole discretion to interpret the provisions of the Director Plan. All decisions of the Committee are final and binding in all matters relating to the Director Plan and shall be given the maximum deference permitted by law.

      Eligibility. Each Outside Director is eligible to participate in the Director Plan. There are currently six Outside Directors serving on the Company’s Board of Directors.

      Election to Receive Common Stock in Lieu of Director Service Fees. Prior to commencement of a plan year (a “Plan Year”) on February 1 of each year, an Outside Director may make an irrevocable election (a “Stock Election”) to receive all or a portion of the cash compensation payable to such Outside Director for the coming year in shares of the Company’s Common Stock in lieu of cash. Each Stock Election must be made by the Director by filing an election form with the Secretary of the Company, and once filed, the election may not be revoked or changed. If an Outside Director does not file an election form each year by the specified date, the Outside Director will be deemed to have elected to receive his or her compensation for the coming year in the manner elected by the Outside Director in his or her last valid election. The Committee has determined that shares of Common Stock may be issued pursuant to Stock Elections commencing with the second quarter of the 2004 fiscal year.

      Transfer of Shares. Shares of Common Stock issuable to an Outside Director pursuant to the Director Plan will be determined and transferred to such Outside Director on the last business day of each calendar quarter in a calendar year (the “Compensation Date”). The number of shares of Common Stock to be issued to an Outside Director on any Compensation Date in respect of the Outside Director’s annual retainer fee is equal to one-fourth of the amount of such annual retainer fee to be paid in shares, as elected by the Outside Director, for the Plan Year divided by the fair market value of a share of Common Stock on the Compensation Date. The number of shares of Common Stock to be issued to an Outside Director on any Compensation Date in respect of the fees payable to an Outside Director who serves as the chairperson of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee of the Board of Directors will be equal to one-fourth of the amount of such fees to be paid in shares of Common Stock, as elected by the Outside Director, for the Plan Year divided by the fair market value of a share of Common Stock on the Compensation Date. The number of shares of Common Stock to be issued to an Outside Director on any Compensation Date in respect of the fees payable to Outside Directors for attendance at Board and committee meetings will be equal to the amount of such fees to be paid in shares of Common Stock, as elected by the Outside Director, for the quarter during which the meetings being compensated were held and attended by the Outside Director divided by the fair market value of a share of Common Stock on the Compensation Date.

      Notwithstanding anything to the contrary set forth in the Director Plan, if on any Compensation Date the number of shares of Common Stock otherwise issuable to the Outside Directors shall exceed the number of authorized shares of Common Stock remaining available under the Director Plan, the available shares shall be allocated among the Outside Directors in proportion to the number of shares they would otherwise be entitled to receive and the remainder of the compensation payable to such Outside Directors shall be payable in cash.

      Holding Period. Unless the Committee otherwise determines, shares of Common Stock issued to an Outside Director pursuant to the Director Plan may not be sold, pledged, assigned, encumbered or otherwise transferred or disposed of by the Outside Director for a period of one year from the date of issuance of such shares.

      Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number or class of shares available under the Director Plan, and the number or class of shares of Common Stock to be delivered hereunder shall be adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock. In the event that as a result of any such change an Outside Director will, in his or her capacity as the owner of shares subject to the holding period described in the Director Plan (the “Prior Shares”), be entitled to new or additional or different shares of stock, cash or securities, such new or additional or different shares, cash or securities will be subject to the same holding period and other terms and conditions of the Director Plan that are applicable to the Prior Shares. The Committee (in its absolute discretion) at any time may accelerate the release of the holding period of all or any portion of such new or additional shares of stock, cash or securities.

      Amendment; Termination. The Board of Directors or the Committee may at any time and from time to time alter, amend, or terminate the Director Plan in whole or in part; provided, however, that no such action shall, without the consent of a Outside Director, affect the rights of such Outside Director in any Common Stock previously issued to such Outside Director under the Director Plan, and provided further that no amendment shall be effective prior to approval by the Company’s shareholders to the extent such approval is deemed necessary or advisable by the Committee.

      Nontransferability. The rights and benefits under the Director Plan are not transferable by an Outside Director other than by the laws of descent and distribution.

      Participation in the Director Plan by Certain Individuals and Groups. The following table sets forth the benefits or amounts that will be received by or allocated to each of the following individuals or groups under the Director Plan for fiscal year 2004 if the Director Plan is approved by the shareholders at the Annual Meeting. Under the method for determining shares of Common Stock issuable to Outside Directors, the total number of shares of Common Stock to be issued to Outside Directors during any fiscal year will depend on a number of factors, including the total number of Outside Directors who serve on the Board of Directors, the number of Outside Directors who elect to receive shares of Common Stock in lieu of cash compensation for Board service, the fair market value of the Company’s Common Stock on each Compensation Date during a Plan Year, and the number of meetings held and attended by each Outside Director.

Number of Shares
Name of Individual or Group	to be Issued

Robert Glaser(1)	—
Chairman of the Board and Chief Executive Officer
Lawrence Jacobson(1)	—
President
Martin Plaehn(1)	—
Executive Vice President, Products and Services
Kelly Jo MacArthur(1)	—
Senior Vice President and Chief of Staff
Carla Stratfold(1)	—
Senior Vice President, North American Sales
All current executive officers as a group(1)	—
All current directors who are not executive officers as a group(2)	5,986
All employees who are not executive officers as a group(1)	—

(1)	The Company’s employees are not eligible to participate in the Director Plan.

(2)	Two of the Company’s six currently-serving Outside Directors have elected to receive shares of Common Stock in lieu of cash compensation for Board service in 2004 (the “Electing Directors”). The total number of shares of Common Stock to be issued to the Electing Directors is based on the following assumptions: (i) that between April 1, 2004 and December 31, 2004, the Electing Directors attend three compensated Board meetings and three compensated meetings of Board committees, and (ii) that the fair market value of the Company’s Common Stock on each Compensation Date between April 1, 2004 and December 1, 2004 is $6.89, which is equal to the fair market value of the Company’s Common Stock on April 8, 2004.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REALNETWORKS, INC. DIRECTOR COMPENSATION STOCK PLAN.

Audit and Related Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	2002	2003

Audit Fees	$378,869	$517,957
Audit related fees(1)	—	110,000
Audit and audit related fees	378,869	627,957
Tax fees(2)	93,651	55,114
All other fees	—	—

Total fees	$472,520	$683,071

(1)	Audit related fees consisted principally of fees in connection with accounting and financial reporting matters relating to a proposed business combination.

(2) Tax fees consisted of fees for tax consultation and tax compliance services.

Pre-Approval Policies and Procedures

      The Audit Committee approves in advance all audit and non-audit services to be performed by the Company’s independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by KPMG LLP for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration.

Annual Independence Discussions

      The Audit Committee has determined that the provision by KPMG LLP of non-audit services to RealNetworks is compatible with KPMG LLP maintaining its independence.

      Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Report of the Audit Committee of the Board of Directors

      The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003, and the notes thereto.

Review with Management

      The Audit Committee has reviewed and discussed RealNetworks’ audited financial statements with management.

Review and Discussions with Independent Accountants

      The Audit Committee has discussed with KPMG LLP, RealNetworks’ independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 which includes, among other items, matters related to the conduct of the audit of RealNetworks’ financial statements.

      The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from RealNetworks and its related entities) and has discussed with KPMG LLP its independence from RealNetworks.

Conclusion

      Based on the review and discussions referred to above, the Audit Committee recommended to RealNetworks’ Board of Directors that RealNetworks’ audited consolidated financial statements be included in RealNetworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The Audit Committee of the Board of Directors

Eric A. Benhamou
Jeremy Jaech
Jonathan D. Klein
Kalpana Raina

OTHER BUSINESS

      The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

      The information contained above under the captions “Report of the Compensation Committee of the Board of Directors”, “Report of the Audit Committee of the Board of Directors” and “Comparative Performance Graph” shall not be deemed to be “soliciting material” or to be “filed‘ with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

      IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

ROBERT KIMBALL
Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary

May 7, 2004

Seattle, Washington

APPENDIX A

REALNETWORKS, INC.

DIRECTOR COMPENSATION STOCK PLAN

      1.     Purpose. The Director Compensation Stock Plan (the “Plan”) is established to allow the outside directors of RealNetworks, Inc. (the “Company”) to participate in the ownership of the Company through ownership of shares of the Company’s Common Stock, and to promote identification of such directors’ interests with those of the Company’s shareholders.

      2.     Definitions. As used in the Plan:

2.1 “Affiliate” of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is in common control with the Company.

2.2 “Annual Retainer Fee” means the annual fee payable to a Nonemployee Director for his or her services on the Board.

2.3 “Committee Chairperson Retainer Fee” means the annual fee, if any, payable to a Nonemployee Director for serving as a chairperson of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, or such other committee of the Board for which a chairperson may be appointed and designated by the Board from time to time as being eligible to receive the Committee Chairperson Retainer Fee.

2.4 “Director Service Fees” means, collectively, the Annual Retainer Fee, the Committee Chairperson Retainer Fee and the Meeting Attendance Fees.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Business Day” means a day on which the Company’s executive offices are open for business and on which trading is conducted on the Stock Exchange.

2.7 “Committee” means the Compensation Committee of the Board.

2.8 “Common Stock” means the Common Stock, par value $.001 per share, of the Company.

2.9 “Compensation Dates” means the last Business Day of each calendar quarter in a calendar year.

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.11 “Fair Market Value” of a share of Common Stock, as of any date, means the last sales price (or, if no last sales price is reported, the average of the high bid and low asked prices) for a share of Common Stock on that day as reported by the Stock Exchange, or if no such prices were quoted for the shares of Common Stock on the Stock Exchange for that day for any reason, the closing price quoted on the last Business Day on which prices were quoted. If such prices or quotations are not reported by the Stock Exchange, the Committee shall select the source of prices or quotations for the purpose of determining the Fair Market Value.

2.12 “Meeting Attendance Fees” means fees payable to a Nonemployee Director for attendance at meetings of the Board or committees of the Board.

2.13 “Nonemployee Director” means a member of the Board of Directors who is not an employee of the Company or any of its subsidiaries.

2.14 “Plan Year” means the 12-month period commencing February 1 and ending on the following January 31. The first Plan Year shall commence on February 1, 2004.

2.15 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act (or any successor rule to the same effect).

2.16 “Shares” means shares of Common Stock of the Company.

2.17 “Stock Exchange” means The Nasdaq Stock Market (“Nasdaq”) or, if the Common Stock is no longer included on Nasdaq, then such other market price reporting system on which the Common Stock is traded or quoted.

      3.     Authorized Shares. The total number of shares of Common Stock available for issuance under the Plan is Three Hundred Fifty Thousand (350,000), subject to adjustment pursuant to Section 12 hereof. Shares available for issuance under the Plan may be authorized and unissued shares, as the Company may determine from time to time.

      4.     Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall, subject to the provisions of the Plan, adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer or employee of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan and shall be given the maximum deference permitted by law. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute. All costs and expenses involved in administration of the Plan shall be borne by the Company.

      5.     Participation. Each Nonemployee Director shall be eligible to participate in the Plan.

      6.     Election to Receive Common Stock in Lieu of Director Service Fees. Prior to the first day of each Plan Year, each Nonemployee Director may make an election to receive all or a portion of his or her Director Service Fees for such Plan Year in Common Stock (a “Stock Election”) in lieu of cash. Such shares of Common Stock shall be transferred in accordance with Section 7 hereof. Any Stock Election shall be made in such form and manner as the Company may specify from time to time, shall specify the percentage of the Director Service Fees to be paid in Common Stock, and shall be irrevocable for the Plan Year for which the Stock Election is made. Notwithstanding the foregoing, any Nonemployee Director who is newly elected or appointed to the Board after the first day of a Plan Year must make the election under this Section 6 within 30 days after becoming a Director with respect to the percentage of the Director Service Fees that are payable for the remainder of that Plan Year. Each election must be made by the Director by filing an election form with the Secretary of the Company. If a Director does not file an election form for each Plan year by the specified date, the Director will be deemed to have elected to receive the Director Service Fees in the manner elected by the Director in his or her last valid election. Any person who becomes a Director during a Plan Year and does not file the required election within 30 days will be deemed to have elected to receive all of the Director Service Fees in cash. When an election is made for a Plan Year, the Director may not revoke or change that election.

      7.     Transfer of Shares. Shares of Common Stock issuable to a Nonemployee Director pursuant to Section 6 hereof shall be determined and transferred to such Nonemployee Director on the Compensation Dates as follows:

(a) The number of Shares to be issued to a Nonemployee Director on any Compensation Date in respect of the Annual Retainer Fee shall equal one-fourth of the amount of the Annual Retainer Fee to be paid in Shares (as elected by the Nonemployee Director) for the Plan Year divided by the Fair Market Value of a Share on the Compensation Date.

(b) The number of Shares to be issued to a Nonemployee Director on any Compensation Date in respect of the Committee Chairperson Retainer Fee shall equal one-fourth of the amount of the Committee Chairperson Retainer Fee to be paid in Shares (as elected by the Nonemployee Director) for the Plan Year divided by the Fair Market Value of a Share on the Compensation Date, provided that the Nonemployee Director has served as Chairperson of the Committee during the quarter to which the Committee Chairperson Retainer Fee relates; and

(c) The number of Shares to be issued to a Nonemployee Director on any Compensation Date in respect of the Meeting Attendance Fees shall equal the amount of the Meeting Attendance Fees to be paid in Shares (as elected by the Nonemployee Director) for the quarter during which the meetings being compensated were held and attended by the Nonemployee Director divided by the Fair Market Value of a Share on the Compensation Date.

      The Company will instruct its registrar to make an entry on the Company’s shareholder records evidencing that the shares of Common Stock have been issued as of the Compensation Dates.

      Notwithstanding anything to the contrary herein, if on any Compensation Date the number of shares of Common Stock otherwise issuable to the Nonemployee Directors shall exceed the number of authorized shares of Common Stock remaining available under the Plan, the available shares shall be allocated among the Nonemployee Directors in proportion to the number of shares they would otherwise be entitled to receive and the remainder of the Nonemployee Directors’ Director Service Fees shall be payable in cash.

      8.     Fractional Shares. No fraction of a share of Common Stock will be issued by virtue of a Stock Election made by a Nonemployee Director, but in lieu thereof, a Nonemployee Director who would otherwise be entitled to a fraction of a share of Common Stock shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Fair Market Value of the Common Stock on the applicable Compensation Date.

      9.     Holding Period. Unless the Committee otherwise determines, shares of Common Stock issued to a Nonemployee Director pursuant to Section 6 hereof may not be sold, pledged, assigned, encumbered or otherwise transferred or disposed of by the Nonemployee Director for a period of one year from the date of issuance of such shares.

      10.     Legends. Each certificate representing shares of Common Stock issued under the Plan shall, unless the Committee otherwise determines, contain on its reverse a legend in form substantially as follows, together with any other legends that are required by law, the terms and conditions of the Plan or that the Committee in its discretion deems necessary or appropriate:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MINIMUM HOLDING PERIOD AS DESCRIBED IN THE COMPANY’S NONEMPLOYEE DIRECTOR STOCK PLAN AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

      The Company may cause the transfer agent for the Common Stock to place a stop transfer order with respect to such shares.

      11.     Rights as a Shareholder. A Nonemployee Director shall have no rights as a shareholder of the Company with respect to any Common Stock to be issued under the Plan until he or she becomes the holder of record of such shares.

      12.     Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number or class of shares available under the Plan, and the number or class of shares of Common Stock to be delivered hereunder shall be adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock. In the event that as a result of any such change a Nonemployee Director will, in his or her capacity as the owner of Shares subject to the holding period described in Section 9 (the “Prior Shares”), be entitled to new or additional or different shares of stock, cash or securities, such new or additional or different shares, cash or securities will be subject to the same holding period and other terms and conditions of the Plan that are applicable to the Prior Shares. The Committee (in its absolute discretion) at any time may accelerate the release of the holding period of all or any portion of such new or additional shares of stock, cash or securities.

      13.     Effectiveness. The Plan shall become effective on February 1, 2004, provided that the Plan shall have been approved by the Company’s shareholders at the 2004 annual meeting of shareholders.

      14.     Amendment; Termination. The Board or the Committee may at any time and from time to time alter, amend, or terminate the Plan in whole or in part; provided, however, that no such action shall, without the consent of a Nonemployee Director, affect the rights of such Nonemployee Director in any Common Stock previously issued to such Nonemployee Director under the Plan, and provided further that no amendment shall be effective prior to approval by the Company’s shareholders to the extent such approval is deemed necessary or advisable by the Committee.

      15.     Rights of Directors. Nothing contained in the Plan shall confer upon any Nonemployee Director any right to continue in the service of the Company as a director.

      16.     Government and Other Regulations. The obligations of the Company to deliver shares under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended.

      17.     Nontransferability. The rights and benefits under the Plan shall not be transferable by a Nonemployee Director other than by the laws of descent and distribution.

      18.     Withholding. To the extent required by applicable federal, state and local law, a Nonemployee Director shall make arrangements satisfactory to the Company for the payment of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock under the Plan until such obligations are satisfied. The method or methods of payment of any withholding tax obligations that arise in connection with the Plan may consist of (i) cash, (ii) check, (iii) the delivery to the Company of whole shares of Common Stock already owned by the Nonemployee Director having an aggregate Fair Market Value equal to the amount required to be withheld, (iv) the retention by the Company of whole shares of Common Stock that are issuable to the Nonemployee Director as compensation under this Plan, which shares have an aggregate Fair Market Value equal to the minimum amount required to be withheld, or (v) any combination of the foregoing methods of payment.

      19.     Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington.

      20.     Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2003 FISCAL

YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS
AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

INVESTOR RELATIONS DEPARTMENT

REALNETWORKS, INC.
P.O. BOX 91123
SEATTLE, WASHINGTON 98111-9223

PROXY

PROXY FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of RealNetworks, Inc. (the “Company”) hereby appoints Robert Glaser and Robert Kimball as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of the Company held of record by the undersigned at the close of business on April 8, 2004 at the Annual Meeting of Shareholders to be held on June 4, 2004, or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

You can now access your RealNetworks shareholder account online via
Investor ServiceDirect® (ISD)

Mellon Investor Services LLC, Transfer Agent for RealNetworks, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit http://www.melloninvestor.com and follow instructions provided.

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHELD
		all nominees	AUTHORITY
		listed	To vote for
		(except as	nominees
		withheld)	listed
1.	Election of Directors Nominees:	☐	☐

Class 1 Director Nominees:
01 Eric A. Benhamou
02 Edward Bleier
03 Kalpana Raina

Withheld Authority to vote for the following nominee(s):

(Write name of any nominee’s for whom you wish to withhold authority to vote)

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the Director Compensation Stock Plan	☐	☐	☐

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPSAL 1 AND PROPOSAL 2, OR AS THE PROXIES DEEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Signature	Signature	Date	, 2004

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ Detach here from proxy voting card ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM EST the business day prior to annual meeting day.

RealNetworks, Inc. encourages you to vote via the Internet or by telephone.

Each is a cost effective method of voting and saves your Company money.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/rnwk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the 2003 Annual Report and Proxy Statement on the Internet at:
  http://www.realnetworks.com/company/investor/annual_reports.html